Exhibit 16.1

January 20, 2023

Securities and Exchange Commission

100 F Street N.W

Washington, DC 20549-7561

Commissioners:

We have read the statements made by Baijiayun Group Ltd. under Item 16F of its Form 20-F to be filed with the Securities and Exchange Commission on January 20, 2023. We agree with the statements concerning our Firm, we are not in a position to agree or disagree with other statements of Baijiayun Group Ltd. contained therein.

Very truly yours,

/s/ Shangdong Haoxin Certified Public Accountants Co., Ltd.

Shandong Haoxin Certified Public Accountants Co., Ltd.